Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Nortech Systems Incorporated, a Minnesota Corporation, having its principal place of business at 7550 Meridian Circle N., Suite 150, Maple Grove, MN 55369 (the “Company) and Mohammed Mahmood (the “Executive,” and together with the Company, the “Parties”) as of October 10, 2018 (the “Execution Date”).

RECITALS

A.            Executive has been employed by the Company since May 15, 2017 as Chief Operating Officer, pursuant to an Employment Agreement effective as of that date (the “Employment Agreement”). Executive acknowledges that Executive’s last day of employment with the Company is October 5, 2018 (the “Separation Date”).

B.            Except as provided otherwise in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive will no longer be entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company or Insperity PEO Services, L.P. (“Insperity”), except as specified herein.

C.            Executive will be entitled to payment of Executive’s accrued, but unused, paid time off (“PTO”) balance as part of Executive’s final paycheck, less required withholdings.  The PTO payment is due solely from the Company, though the payment may be processed through Insperity.  The PTO payment will be made even if Executive chooses not to sign this Agreement.

D.            Information about Executive’s continued participation in the Company’s Group Life Insurance Plan and 401(k) retirement savings plan will be provided to Executive separately.  Executive should consult with Executive’s tax advisor(s) regarding the rules governing rollover of qualified plan funds.  Executive will not be entitled to any matching by the Company of Executive’s contribution to the Company’s 401(k) retirement savings plan after the Separation Date.

AGREEMENT

I.             Terms

In consideration for the Executive’s execution, non-rescission and non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section III, the Company agrees to provide Executive the following benefits:

A.            Termination of Employment Agreement and Separation from Service. As of the Separation Date, the Employment Agreement will terminate and be of no further force and effect, and no Party will have any further obligations thereunder except as provided in this Agreement. The Parties acknowledge and agree that Executive’s separation from employment with the Company constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

B.            Severance Compensation.  The Company will pay Executive’s normal Base Salary, amounting to a sum of Two Hundred Thirty-Five Thousand, Four Hundred Seventeen and 00/100 Dollars ($235,417.00), as severance compensation and in consideration of Executive’s agreements and promises contained in this Agreement (“Severance Compensation”).  Severance Compensation will be paid in the manner and at the times as the Base Salary otherwise would have been paid Executive beginning on the first regularly scheduled payroll date following the expiration of the Rescission Period(s) explained below and continuing every second week in accordance with the Company’s normal payroll practices until paid in full. Normal deductions which the Company is obligated by law to deduct, will be made from such payments. The Parties acknowledge and agree that Executive’s Severance Compensation is provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9).

C.            Surrender and Cancelation of Equity Appreciation Rights.  Executive was granted one hundred thousand (100,000) Equity Appreciation Right Units under that certain Nortech Systems Incorporated Equity Appreciation Rights Agreement between Executive and the Company dated May 15, 2018 (“Equity Appreciation Rights Agreement”).  Executive hereby surrenders any and all Equity Appreciation Right Units granted under the Equity Appreciation Rights Agreement, and the Equity Appreciation Rights Agreement is hereby terminated and of no further force or effect and Executive shall have no further rights or obligations thereunder.

D.            Surrender and Cancelation of Options.  Executive was granted an option to purchase seventy-five thousand (75,000) shares of the Company’s Common Stock under that certain Nortech Systems Incorporated Non-Qualified Stock Option Agreement between Executive and the Company dated May 15, 2018 (“Option Agreement”).  Executive hereby surrenders all options to purchase Common Stock, whether or not vested, and all such options shall remain or become non-exercisable, expired and forfeited.  The Option Agreement between Executive and the Company dated May 15, 2018 is hereby terminated and of no further force or effect and Executive shall have no further rights or obligations thereunder.

E.             2018 Management Bonus.  In the event Company funds the 2018 Management Bonus for executives (“Bonus”), Company will pay Executive a bonus payable under the incentive Bonus Plan for fiscal year 2018 as if Executive had been employed on the last day of the fiscal year, payable at the same time as annual bonuses are paid to the Company’s other executive officers after the end of the year in which the bonus was earned.

F.              Expenses.  Executive will be reimbursed for reasonable and normal business expenses incurred while employed, subject to approval, and provided these reports are submitted by October 31, 2018.

G.            Consideration. The Executive understands, acknowledges and agrees that the benefits and payments described herein exceed what Executive would otherwise be entitled to receive upon separation from employment in the absence of this Agreement, and that these benefits and payments are in exchange for executing this Agreement. Executive further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein, including no right to or claims under any other bonus or incentive compensation plans of any type including, but not limited to, the above-referenced Management Bonus Plan, any and all Stock Plans, Deferred Compensation Plans, 401(k) Plans, or any successor plans thereto, or any other plans of Company under which Executive holds vested or unvested options, restricted stock, or performance units.

II.            Executive’s General Obligations and Representations

A.            Separation from Employment and Resignation from All Positions.  Effective upon the Separation Date, Executive is deemed to resign from all positions of any nature held with respect to the Company, its affiliates.  After the Separation Date, the Executive will not represent Executive as being an employee, officer, agent or representative of the Company for any purpose.

B.            Executive Representations.  The Executive represents, warrants, certifies and confirms that the Executive:

1.             has faithfully discharged Executive’s role with Company at all times during Executive’s employment;

2.             has not filed any claims, complaints, or actions of any kind against Company with any court of law, or local, state, or federal government or agency;

3.             has been properly paid for all hours worked for Company;

4.             has received all salary, wages, commissions, bonuses, and other compensation due to the Executive through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and

5.             has not engaged in and is not aware of any unlawful conduct relating to the business of Company;

6.             is unaware of any actual or potential violations of law by Company or any affiliate of Company.

C.            Return of Property.  By October 10, 2018, Executive must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, any and all copies of such documents or files, and any other Company property in Executive’s possession.

D.            Cooperation.  Executive agrees that as of the Separation Date, Executive has disclosed to Company all current critical information that Executive believes is and will be useful to Company in continuing its business operations. Should it be necessary for Company operations, Executive further agrees that, for a period of eight (8) months after the Separation Date and subject to Section VII, B. below, Executive agrees to make Executive available to answer questions with regard to critical information Executive gained while employed by Company or with regard to matters arising out of or related to the Executive’s service to Company as employee and officer.  Such critical information will include disclosure of passwords, system access, and information relating to contracts, litigation, employees, customers, business plans, other personnel, finances, purchase or sale arrangements, or other dealings of the Company.  Executive shall also provide information, assistance and advices as Company reasonably requests relating to the EPICOR implementation project managed by Executive during his employment.  Executive also agrees to cooperate with Company and any affiliate of Company in any claims or lawsuits where Executive has knowledge of the facts. Subject to and as further provided in Section VII.B. of this Agreement, nothing in this Agreement prevents Executive from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Executive provides written notice of the service of the subpoena to Company within twenty-four (24) hours of receipt), nor does it preclude Executive from filing an administrative charge with a government agency or cooperating with a government agency in connection with an administrative charge (though Executive may not recover damages or receive any relief from Company if Executive does file such a charge, as noted in Section III below).

III.          Release

A.            Release and Waiver of Claims.  Executive understands that this Agreement is a full, final and complete waiver, settlement and release of all of Executive’s claims.  In consideration for the payments and performance described herein, which Executive acknowledges are above and beyond any compensation to which Executive otherwise would be entitled in the absence of this Agreement, Executive agrees for Executive and Executive’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) to waive, release, discharge and hold harmless, irrevocably and unconditionally, fully and forever, the Company and all of its affiliates, predecessors, successors, employees, officers, agents, directors, attorneys, insurers and assigns (collectively the “Releasees”) from any and all claims, litigation, obligations, judgments, rights fees, damages, debts, liabilities and expenses (inclusive of attorneys’ fees), demands or causes of action, of any kind whatsoever, whether known or unknown (collectively, “Claims”), which Executive may have, including but not limited to any actions brought in tort or for breach of contract, or under any federal or state statute, law or regulation relating to employment, discrimination, retaliation or whistleblowing activity, and including all claims for costs, expenses and attorneys’ fees, which Executive may have or claim to have against Releasees arising from or connected with Executive’s hire, benefits, employment by, or termination or separation from, employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Executive Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Genetic Information Nondiscrimination Act of 2008, the Minnesota Human Rights Act

(“MHRA”), the Minnesota Equal Pay for Equal Work Law, the Minnesota Whistleblower Protection Laws, the Minnesota Parental Leave Act, all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, paid time off and/or severance and as otherwise provided in this Agreement; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

Notwithstanding any language in this Agreement to the contrary, Executive does not waive any claims that cannot be waived by law, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency. Executive agrees to waive, however, Executive’s right to any monetary recovery should the EEOC or any state or local agency pursue any claims on Executive’s behalf.

In exchange for the mutual promises and undertakings set forth herein and upon expiration of all applicable revocation or rescission periods without Executive having exercised or attempted to exercise those revocation or rescission rights, the Company will release and discharge Executive from any and all claims it may have against Executive, known or unknown, by reason of any act or omission occurring through the date the Company executes that release, except for the following: (a) any claim relating to the enforcement of this Agreement; (b) the violation of any federal, state, or local statutory or public policy right or entitlement that may not be waived by law; (c) intentional or knowing fraud or wrongdoing, including without limitation intentional torts, misrepresentation, usurpation of corporate opportunity, breach of fiduciary duty, (d) the Company’s right to recoup payments from the Executive, to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal or state securities statute or rule adopted pursuant to statute; or (e) any wrongful act or omission that occurs after the date the Company executes this Agreement.

B.            Knowing and Voluntary Acknowledgment.  Executive hereby acknowledges and confirms the following with respect to Executive’s signature below and to Executive’s release of any claims under the ADEA and MHRA:

1.              Executive has read this Agreement in its entirety and fully understands its terms and the consequences of signing this Agreement;

2.              Executive has been advised of and has taken advantage of Executive’s right to consult with an attorney before signing this Agreement (or has consciously chosen not to seek counsel);

3.              Executive has had twenty-one (21) days to consider the terms of this Agreement and Executive’s release of any ADEA claim and within such time period to consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired;

4.              Executive knowingly, freely and voluntarily assents to all the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein;

5.              Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;

6.              Executive has seven (7) days after signing this Agreement to rescind Executive’s release as to any ADEA claim (“ADEA Rescission Period”); and

7.              The Executive also has fifteen (15) days after signing this Agreement to rescind Executive’s release as to any claim arising under the Minnesota Human Rights Act (“MHRA Rescission Period,” and together with the ADEA Rescission Period, the “Rescission Periods”).

IV.          No Future Claims

Except as otherwise provided in this Agreement, Executive promises never to file any claims, demands, charges, complaints, or lawsuits asserting any claims that are released in this Agreement.

V.            Executive’s Right To Rescind Agreement

Executive may rescind this Agreement within fifteen (15) calendar days of the Execution Date.  This period covers both the seven (7) day ADEA Rescission Period and the fifteen (15) day MHRA Rescission Period.  Any rescission related to an ADEA claim must be during the first seven (7) days of the fifteen (15) day Rescission Period.  To be effective, any rescission must be in writing, and delivered to the Company either by hand or by mail within the appropriate 7-day or 15-day Rescission Period.  If delivered by mail, the rescission must be: (1) postmarked within the 7-day or 15-day period, as required; (2) properly addressed to Nortech Systems Incorporated, 7550 Meridian Circle N., Suite 150, Maple Grove, MN 55369, Attn.: Chief Financial Officer with a copy to Insitu Law, PLC, 901 Marquette Avenue, Suite 1500, Minneapolis, MN 55402, Attn.: Mark T. Hooley; and (3) sent by certified mail return receipt requested.

This Agreement will not become effective until the expiration of the Rescission Periods. Benefits and payments conditioned upon the execution of this Agreement shall commence after the expiration of the Rescission Periods, provided Executive has not exercised Executive’s rescission rights as to the release of any ADEA or MHRA claim, as described herein, and continuing benefits and payments are expressly conditioned on Executive’s continued compliance with Executive’s obligations as set forth herein.

VI.          Non-Release of Claims Arising From Future Acts

This Agreement does not waive or release any rights or claims under the Company’s benefit plans, if any, the ADEA, or any other claims that arise 15 days after the date Executive signs this Agreement, nor does this Agreement waive any claims under the MHRA that arise out of acts or practices occurring 15 days after Executive signs this Agreement.

VII.         Confidentiality; Non-Disparagement

A.            Confidential Information. Executive agrees that, by virtue of Executive’s employment with the Company, Executive had access to and knowledge of Confidential Information (defined below), was in a position of trust and confidence with the Company, and benefitted from the Company’s goodwill.  The Executive understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill.  The Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that the improper use or disclosure of the Confidential Information by the Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

The Executive therefore agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of the Executive’s remaining authorized employment duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of any of the Executive’s remaining authorized employment duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

The Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to business practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, investigations, marketing information, advertising information, pricing or credit information, design information, payroll information, staffing information, personnel information, Executive lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, market studies, sales information, notes, communications, product plans, models, ideas, inventions, unpublished patent applications, original works of authorship, experimental processes, specifications, customer information, customer lists, customer forecasting spreadsheets and forms, customer loading sheets, and customer information of the Company or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.  The Executive understands that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary in the context and circumstances in which the information is known or used.  Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

B.            Notice of Immunity from Liability; Government Report. Notwithstanding any language in this Agreement to the contrary, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and that is made solely for the purpose of reporting or investigating a suspected violation of law.  The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission (the “SEC”), Congress, or any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC, the SEC, the National Labor Relations Board, or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”).  Notwithstanding any language in this Agreement to the contrary, Executive does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that Executive has made a Government Report.  The restrictions in this Section VII and in Section II regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report.  Notwithstanding the provisions of this Section VII, Executive’s release of claims in Section III above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements, or receive any relief from the Company in connection with any matter, including a Government Report, but this Agreement does not limit any right of Executive to receive a reward from the government for providing it information in connection with a Government Report.

C.            Non-Disparagement.  Executive further agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its officers, directors or employees, or about any of the other released persons or entities to any other person or entity.  Executive specifically will not intentionally criticize or speak negatively about the Company, its officials, officers, directors, employees or agents, or its business policies or practices, to any of its past, present or future officials, officers, directors, employees, customers, vendors, competitors, lenders or any other business entity or person.  The Company, for its part, agrees that its officers, directors and employees shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about Executive to any other person or entity.   Company will refer all requests for references made by potential employers to the Company’s Chief Executive Officer.  In response to such inquiries, Company will provide only dates of employment and last position held.

VIII.       Restrictive Covenants

A.      Restrictive Covenants.  Executive understands, agrees and acknowledges that Company’s ability to reserve its Confidential Information for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. Executive further understands, agrees and acknowledges that loss of customer relationships and/or goodwill will cause significant and irreparable harm to Company.  Finally, Executive understands, agrees and acknowledges that the narrow, post-employment restrictive covenants and other terms and conditions of this Agreement are reasonable and necessary to protect the legitimate business interest of Company.

B.      Non-Solicitation Covenant.  For a period of two (2) years after the Separation Date, Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of Company to leave the employ of Company; (ii) in any way interfere with the relationships between Company and any such employee of Company; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Company; or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with Company, including without limitation those listed on the attached schedule relating to this Subsection mutually agreed upon by the parties after the date hereof, to cease doing business with Company or in any way interfere with or harm the relationship between any such customer, supplier, licensee or other business entity and Company.

C.      Non-Competition Covenant. For a period of two (2) years after the Separation Date, Executive will not engage in, manage, operate or participate in the management or operation of, be employed by or render services or advice to, any person or entity (i) listed on a schedule relating to this Subsection mutually agreed upon by the parties after the date hereof; or (ii) operating in the United States, China, or Mexico that engages in, or is actively planning to become engaged in, designing, manufacturing, developing, producing, soliciting the sales of, supporting, or providing (y) wire harness or cable assemblies products or services or (z) medical device design, engineering or manufacturing products or services including without limitation MRI (magnetic resonance imaging) products or services. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

D.      Notification of Restrictive Covenants and Confidentiality Obligation.

Executive agrees that while the restrictive covenants imposed under this Section VIII are in effect, Executive shall give written notice to Company within ten (10) days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of Company.  Such written notice shall be delivered to Company, c/o Chief Financial Officer, Nortech Systems Incorporated, 7550 Meridian Circle N., Suite 150, Maple Grove, MN 55369, by hand or by certified mail.  Executive agrees that Executive shall notify such new employer, company or entity that Executive is bound by this Agreement and that at Company’s election, Company may furnish such employer, company or entity with a copy of the relevant portion(s) of this Agreement.  Company may also serve such notice upon any party with whom Executive’s involvement Company reasonably believes may constitute a violation of Executive’s obligations under this Agreement.

Executive agrees that in light of the money and benefits conferred to Executive under this Agreement, the narrow nature of the restrictive covenants imposed under this Section VIII are reasonable and will not result in any hardship to Executive.

IX.          Breach

Any breach of this Agreement, including the provisions in Section VII — Confidentiality; Non-Disparagement and Section VIII — Restrictive Covenants by Executive shall result in the Company’s right to seek remedies and damages provided under this Agreement. Executive agrees that in light of the money and benefits conferred to Executive under this Agreement, that Executive’s breach of any obligation under would cause irreparable harm to Company and that such harm may not be compensable entirely without monetary damages.  In the event of a suspected violation of Sections VII or VIII of the Agreement, before seeking judicial or other relief, the Company will provide written notice of the alleged breach to Executive and a reasonable opportunity to cure if cure is possible in the Company’s reasonable discretion or explain the alleged breach.  If Executive violates Executive’s obligations in Sections VII and VIII of this Agreement, the aggrieved Company may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement.  Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights at law, in equity, or under this Agreement.  In connection with any suit at law or in equity under this Agreement, Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Executive or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit.  Further, in the event of Executive’s breach of these Sections, Executive shall disgorge the value of all payments and benefits conferred to Executive by virtue of this Agreement, including the Separation Payment.  The Parties agree that it is their intent that the restrictions of Sections VII and VIII be enforced to the maximum allowable extent under the laws of Minnesota.

X.            Non-Admission of Liability

It is understood and agreed that this is a compromise settlement of an existing or potential claim and that the furnishing by the Company or acceptance by Executive of the consideration for this Agreement shall not be deemed or construed as an admission of liability or wrongdoing. The liability for any and all claims is expressly denied by the Parties.

XI.          Entire Agreement; Merger

This Agreement, together with the agreements referenced therein, represents the sole and entire agreement between Company and Executive and supersedes all prior agreements, negotiations and discussions, whether written or oral, between the parties with respect to the subject matter covered herein. There shall be no amendments to this Agreement without the prior written consent of the parties hereto. This Agreement may be executed in counterparts, each of which will be deemed an original.  The counterparts may be evidenced by facsimile or portable document format (“PDF”) and each such facsimile or PDF will be deemed an original, will be binding upon the Parties for all purposes herein, and, together with any other counterpart, will constitute one and the same instrument. Executive understands and agrees that, except as provided in this Agreement, all claims which Executive has or may have against Company and the other released parties are fully released and discharged by this Agreement.

XII.        Governing Law; Dispute Resolution; Forum; 409A

This Agreement, for all purposes, shall be governed and construed and enforced in accordance with the laws of the State of Minnesota.  Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the Parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer jurisdiction upon courts in this State. The Parties intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Section 409A of the Code and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. The Severance Pay to be provided under Section I is intended to be exempt from the requirements of Code §409A because such payments are provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9).

XIII.       Indemnification

The Company will defend, indemnify, and hold harmless Executive in relation to acts of Executive during his employment and within the scope of his employment in accordance with Minn. Stat.§ 302A.521. If a claim or litigation is brought against the Executive, the Company will select and compensate the Executive attorney. Executive also shall continue to be designated as a “covered person” under the Company’s Director’s and Officer’s insurance coverage and shall be covered to the same extent as other directors and executive officers. The Company will not be obligated to defend, indemnify or hold harmless the Executive for any claims, litigation, expenses, liabilities, losses or attorneys’ fees that are attributable to Executive’s fraud, willful misconduct, violation of law, illegal discrimination or harassment, or failure to act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interests of the Company or any of its subsidiaries, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.

XIV.       Enforcement

The provisions of this Agreement are severable, and if any part of it is found to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Upon the occurrence of an event of default by either party, the defaulting party shall reimburse the non-defaulting party for all expenses and costs of enforcement, or any action taken as result thereof, including, but not limited to, attorneys’ fees and costs, whether or not suit or other formal action has been commenced.

IN WITNESS WHEREOF, the parties have signed this agreement the date set forth below.

Dated this 10th day of  October, 2018.

NORTECH SYSTEMS INCORPORATED

By:	/s/ Richard Wasielewski
Richard Wasielewski, CEO

ACCEPTED AND AGREED.  By my signature below, I acknowledge that I have been provided full opportunity to review and reflect on the terms of this Agreement and that I fully understand and accept the terms of this Agreement, and I represent and agree that my signature is freely, voluntarily, and knowingly given.

Dated this 10th day of October, 2018.

/s/ Mohammed Mahmood
Mohammed Mahmood, individually